                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __ )*

                                NICE-SYSTEMS LTD.
             -------------------------------------------------------
                                (NAME OF ISSUER)

                  ORDINARY SHARES, NIS 1.00 PAR VALUE PER SHARE
             -------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    653656108
             -------------------------------------------------------
                                 (CUSIP NUMBER)

                              NOVEMBER 4, 2009 (1)
             -------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the SECURITIES EXCHANGE ACT of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

(1) This statement on Schedule 13G also serves as the amended statement required for the end of the calendar year 2009.

----------------------                                      --------------------
CUSIP NO. 653656108                    13G                    PAGE 2 OF 12 PAGES
----------------------                                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Psagot Investment House Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          -
  NUMBER OF          -----------------------------------------------------------
   SHARES            6    SHARED VOTING POWER
BENEFICIALLY              3,529,680 (*)
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH         -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          3,529,680 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,529,680 (*) (**)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.71% (**) (***)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of December 31, 2009. When the obligation to file this
Schedule 13G arose on November 4, 2009, this figure was 3,128,191.

(**) The securities reported herein are beneficially owned by portfolio accounts managed by Psagot Securities Ltd., Psagot Exchange Traded Notes Ltd., mutual funds managed by Psagot Mutual Funds Ltd., and provident funds managed by Psagot
Provident Funds Ltd. Each of Psagot Securities Ltd., Psagot Exchange Traded
Notes Ltd., Psagot Mutual Funds Ltd., and Psagot Provident Funds Ltd. (the
"Subsidiaries") is a wholly-owned subsidiary of Psagot Investment House Ltd. The
Subsidiaries operate under independent management and make their own independent voting and investment decisions. Any economic interest or beneficial ownership in any of the securities covered by this report is held for the benefit of the owners of portfolio accounts, the holders of the exchange-traded notes, or for the benefit of the members of the mutual funds or the provident funds, as the case may be. This Statement shall not be construed as an admission by Psagot
Investment House Ltd. that it is the beneficial owner of any of the Ordinary
Shares covered by this Statement.

(***) Based on 61,797,685 ordinary shares outstanding as of December 31, 2009
(as reported on Bloomberg LP). This figure was 5.06% when the obligation to file this Schedule 13G arose on November 4, 2009 (based on the same number of ordinary shares outstanding on this date as reported on Bloomberg LP).

----------------------                                      --------------------
CUSIP NO. 653656108                    13G                    PAGE 3 OF 12 PAGES
----------------------                                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Psagot Mutual Funds Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          -
  NUMBER OF          -----------------------------------------------------------
   SHARES            6    SHARED VOTING POWER
BENEFICIALLY              138,810 (*)
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH         -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          138,810 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     138,810 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.22% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of December 31, 2009. When the obligation to file this
Schedule 13G arose on November 4, 2009, this figure was 142,564.

(**) Based on 61,797,685 ordinary shares outstanding as of December 31, 2009 (as reported on Bloomberg LP). This figure was 0.23% when the obligation to file this Schedule 13G arose on November 4, 2009 (based on the same number of ordinary shares outstanding on this date as reported on Bloomberg LP).

----------------------                                      --------------------
CUSIP NO. 653656108                    13G                    PAGE 4 OF 12 PAGES
----------------------                                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Psagot Provident Funds Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          -
  NUMBER OF          -----------------------------------------------------------
   SHARES            6    SHARED VOTING POWER
BENEFICIALLY              1,862,670 (*)
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH         -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,862,670 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,862,670 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     3.01% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of December 31, 2009. When the obligation to file this
Schedule 13G arose on November 4, 2009, this figure was 1,574,828.

(**) Based on 61,797,685 ordinary shares outstanding as of December 31, 2009 (as reported on Bloomberg LP). This figure was 2.55% when the obligation to file this Schedule 13G arose on November 4, 2009 (based on the same number of ordinary shares outstanding on this date as reported on Bloomberg LP).

----------------------                                      --------------------
CUSIP NO. 653656108                    13G                    PAGE 5 OF 12 PAGES
----------------------                                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Psagot Exchange Traded Notes Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          -
  NUMBER OF          -----------------------------------------------------------
   SHARES            6    SHARED VOTING POWER
BENEFICIALLY              506,236 (*)
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH         -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          506,236 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     506,236 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.82% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of December 31, 2009. When the obligation to file this
Schedule 13G arose on November 4, 2009, this figure was 483,647.

(**) Based on 61,797,685 ordinary shares outstanding as of December 31, 2009 (as reported on Bloomberg LP). This figure was 0.78% when the obligation to file this Schedule 13G arose on November 4, 2009 (based on the same number of ordinary shares outstanding on this date as reported on Bloomberg LP).

----------------------                                      --------------------
CUSIP NO. 653656108                    13G                    PAGE 6 OF 12 PAGES
----------------------                                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Psagot Securities Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          -
  NUMBER OF          -----------------------------------------------------------
   SHARES            6    SHARED VOTING POWER
BENEFICIALLY              1,021,964 (*)
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH         -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,021,964 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,021,964 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.65% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of December 31, 2009. When the obligation to file this
Schedule 13G arose on November 4, 2009, this figure was 927,152.

(**) Based on 61,797,685 ordinary shares outstanding as of December 31, 2009 (as reported on Bloomberg LP). This figure was 1.50% when the obligation to file this Schedule 13G arose on November 4, 2009 (based on the same number of ordinary shares outstanding on this date as reported on Bloomberg LP).

ITEM 1.   (a)  NAME OF ISSUER:

               NICE-Systems Ltd.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               8 Hapnina Street, P.O. Box 690, Ra'anana 43107, Israel

ITEM 2. (a)    NAME OF PERSON FILING:

               1. Psagot Investment House Ltd.

               2. Psagot Mutual Funds Ltd.

               3. Psagot Provident Funds Ltd.

               4. Psagot Exchange Traded Notes Ltd.

               5. Psagot Securities Ltd.

               The securities reported herein are beneficially owned by
               portfolio accounts managed by Psagot Securities Ltd., Psagot
               Exchange Traded Notes Ltd., mutual funds managed by Psagot Mutual
               Funds Ltd., and provident funds managed by Psagot Provident Funds
               Ltd. Each of the Subsidiaries is a wholly-owned subsidiary of
               Psagot Investment House Ltd.

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               Psagot Investment House Ltd. - 14 Ahad Ha'am Street, Tel Aviv
               65142, Israel

               Psagot Mutual Funds Ltd. - 14 Ahad Ha'am Street, Tel Aviv 65142,
               Israel

               Psagot Provident Funds Ltd. - 33 Yavetz Street, Tel Aviv 65258,
               Israel

               Psagot Exchange Traded Notes Ltd. - 14 Ahad Ha'am Street, Tel
               Aviv 65142, Israel

               Psagot Securities Ltd. - 14 Ahad Ha'am Street, Tel Aviv 65142,
               Israel

          (c)  CITIZENSHIP:

               Psagot Investment House Ltd. - Israel

               Psagot Mutual Funds Ltd. - Israel

               Psagot Provident Funds Ltd. - Israel

               Psagot Exchange Traded Notes Ltd. - Israel

               Psagot Securities Ltd. - Israel

          (d)  TITLE OF CLASS OF SECURITIES:

               Ordinary Shares, NIS 1.00 par value per share

          (e)  CUSIP NUMBER:

               653656108

ITEM 3.        N.A.

ITEM 4.        OWNERSHIP:

          (a)  AMOUNT BENEFICIALLY OWNED:

               See row 9 of cover page of each reporting person.

               The Subsidiaries operate under independent management and make their own independent voting and investment decisions. Any economic interest or beneficial ownership in any of the
               securities covered by this report is held for the benefit of owners of the managed portfolio accounts, holders of the
               exchange-traded notes, or for the benefit of the members of the mutual funds or the provident funds, as the case may be.

          (b)  PERCENT OF CLASS:

               See row 11 of cover page of each reporting person

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  Sole power to vote or to direct the vote:

                    See row 5 of cover page of each reporting person

               (ii) Shared power to vote or to direct the vote:

                    See row 6 of cover page of each reporting person and note in
                    Item 4(a) above

               (iii) Sole power to dispose or to direct the disposition of:

                    See row 7 of cover page of each reporting person

               (iv) Shared power to dispose or to direct the disposition of:

                    See row 8 of cover page of each reporting person and note in
                    Item 4(a) above

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          N.A.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER:

          N.A.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL
          PERSON:

          N.A.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          N.A.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          N.A.

ITEM 10.  CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       10

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 28, 2010
                                          PSAGOT INVESTMENT HOUSE LTD.

                                          /s/ Eli Bavly
                                          ----------------------------
                                          By: Eli Bavly
                                          Title: Vice President

                                          PSAGOT MUTUAL FUNDS LTD.

                                          /s/ Ilan Rokach
                                          ----------------------------
                                          By: Ilan Rokach
                                          Title: Chief Investment Officer

                                          PSAGOT PROVIDENT FUNDS LTD.

                                          /s/ Shlomi Bracha
                                          ----------------------------
                                          By: Shlomi Bracha
                                          Title: Vice President - Investments

                                          PSAGOT EXCHANGE TRADED NOTES LTD.

                                          /s/ Tal Vardi
                                          ----------------------------
                                          By: Tal Vardi
                                          Title: CEO

                                          PSAGOT SECURITIES LTD.

                                          /s/ Shay Yaron
                                          ----------------------------
                                          By: Shay Yaron
                                          Title: CEO

                                       11

EXHIBIT NO.       DESCRIPTION

Exhibit 1         Agreement of Joint Filing

                                       12